Proxy Solicitation Script
                                   for
                  Putnam American Government Income Fund


This script provides information to the shareholder and solicits his/her vote by mail.

Putnam:   Good Evening Mr./Ms.          .  My name is
          and I'm calling from Putnam Investments in Boston. I'm calling in regard to the important proxy materials which you should have received for your Fund's shareholders' meeting which will be held in May. This information was mailed to you in early March. The package consisted of a Putnam business envelope with black and red print on the outside of the envelope.
          The words "Important Proxy Material Enclosed   Prompt
          Response Will Save Your Fund Money" were clearly marked on the package. Do you recall receiving it? (Proceed to A or B as applicable).

A         (If the shareholder has received the proxy materials.)

S/H:      Yes.

Putnam: Great, however according to our most recent records, we have not received your proxy ballot which was included in the package. Could you tell me if you have already returned it?

     * If the shareholder received the information, but has not sent it back, continue with: We are calling our shareholders to urge them to read and complete the Proxy ballot enclosed in the package. By promptly doing so, it may save your Fund the cost of an additional mailing.

     *    If the shareholder returned the ballot, continue with:
          Thank you very much for your time, Mr./Ms.          .
          Your vote is very important.

     * If the shareholder threw the ballot away because he/she did not think it was important, proceed to B.

B (If the shareholder has not received the proxy materials.)

S/H:      No.

Putnam: May I confirm your address so that another package can be sent to you? (Confirm address with shareholder.) You will be receiving a duplicate package shortly. We ask only that you read the materials and take a moment to complete and return the proxy ballot. By promptly doing so, it may save your Fund the cost of an additional mailing. If you have any questions in regard to this material, please call us, toll-free, at 1-(800) 225-1581.

Putnam:   Thank you very much for your time, Mr./Ms.         .
          We look forward to receiving your ballot shortly.


          The following information is only to be given if the shareholder would like to know what the proposals are:

Putnam: The 1994 meeting of the shareholders of your Fund will be held on May 5, 1994. Although we would like to have each shareholder attend, we understand this is not always possible. Even if you cannot attend, we need your vote on the proposals which will be addressed at the meeting.

S/H:      What are the proposals?

Putnam: The proposals to be acted upon at the meeting are more fully described in the proxy statement. I will be happy to summarize them for you:

          1 ELECTION OF TRUSTEES. All of the nominees have been recommended by the Nominating Committee and are presently Trustees of the Fund.

          2 SELECTION OF AUDITORS. The Trustees have selected Price Waterhouse to be the Fund's auditors. You are given the opportunity to ratify or reject this selection. The Trustees recommend that the Fund's shareholders ratify the selection of Price Waterhouse.

          3 APPROVAL OR DISAPPROVAL OF THE NEW DISTRIBUTION PLAN. The Trustees recommend that the shareholders approve a new Distribution Plan to permit the Fund to incur distribution expenses of up to 0.35% of all of the Fund's average net assets annually, including assets attributable to shares for which Putnam Mutual Funds is investment dealer of record.

               The proposed Plan differs from the existing Plan in two material respects: (1) the maximum permitted percentage rate of distribution payments and (2) the base of eligible assets to which the percentage rate is applied. The existing Plan permits the Fund to incur distribution expenses of up to 0.25% of the Fund's net assets annually, excluding assets attributable to shares for which Putnam Mutual Funds is investment dealer of record.

               At present, the Trustees have authorized payments under the existing Plan up to the maximum permitted annual rate of 0.25% of eligible net assets under the Plan. If the proposed new Plan is approved, the Trustees intend to limit payments to 0.25% of eligible net assets under the new Plan. As a result, payments under the Plan would initially increase only to the extent that eligible assets are increased. The Trustees of the Fund could in the future authorize payments in excess of 0.25% and up to the maximum of 0.35% set forth in the Plan without further shareholder approval, but they have no present intention of doing so and would do so only if, in their judgment, the additional payments would be likely to benefit the Fund and its shareholders.

Putnam: Those are the proposals. Can I clarify anything for you? If not, please read the materials carefully, complete the enclosed proxy card and return it promptly in the envelope provided.

S/H:      Thank you for the information.

Putnam:   Thank you for your time, Mr./Ms.        .  Your vote is
          very important, and we look forward to receiving it soon.